                                                                    EXHIBIT 99.1

                 AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC
                                QUARTERLY REPORT

                FOR THE SIX AND THREE MONTHS ENDED JUNE 30, 2004

                                                                                                  PAGE NO.
                                                                                                  --------
FINANCIAL INFORMATION
FINANCIAL STATEMENTS
Consolidated Balance Sheets
June 30, 2004 (unaudited) and December 31, 2003 ...............................................      1
Consolidated Statements of Income
Six Months Ended June 30, 2004 and 2003 (unaudited) ...........................................      2
Consolidated Statements of Income
Three Months Ended June 30, 2004 and 2003 (unaudited) .........................................      3
Consolidated Statements of Cash Flows Six Months Ended June 30, 2004 and 2003 (unaudited) .....      4
Consolidated Statements of Changes In Stockholders' Equity
Six Months Ended June 30, 2004 (unaudited) ....................................................      5
Notes to Consolidated Financial Statements ....................................................      6
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS .........      9

                 AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC
                           CONSOLIDATED BALANCE SHEETS

                                                       JUNE 30,     DECEMBER 31,
                                                         2004           2003
                                                     ------------   ------------
(In thousands)                                        (UNAUDITED)
ASSETS
Current Assets:
      Cash and cash equivalents                      $     49,231   $     77,258
      Cash and cash equivalents-restricted                    447              -
      Marketable securities                                     -          4,200
      Investments-restricted                                2,921          2,973
      Accounts receivable, net                              4,549          4,051
      Related party receivables                               189            233
      Deferred income taxes                                 3,232          2,982
      Other current assets                                 10,677          9,213
                                                     ------------   ------------
Total Current Assets                                       71,246        100,910
                                                     ------------   ------------
Property and Equipment, Net                               321,989        324,548
                                                     ------------   ------------
Other Assets:
      Debt issuance and deferred financing
      costs, net                                            7,532            272
      Lessee incentive                                        467            567
      Other receivable                                          -             84
      Deferred income taxes                                60,738         54,357
                                                     ------------   ------------
Total Other Assets                                         68,737         55,280
                                                     ------------   ------------
TOTAL ASSETS                                         $    461,972   $    480,738
                                                     ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
      Accounts payable-trade                         $      2,166   $      5,048
      Accounts payable-construction                           805            805
      Accrued expenses                                     22,482         17,801
      Accrued payroll and related expenses                 10,185         12,395
      Current portion of capital lease
      obligation                                              439            436
      Current portion of notes payable to
      related party                                             -         14,796
                                                     ------------   ------------
Total Current Liabilities                                  36,077         51,281
                                                     ------------   ------------
Long-Term Liabilities:
      Notes payable to related party                            -         86,456
      Notes payable                                       215,000              -
      Accrued lessee incentive                                568            568
      Capital lease obligations, less current
      portion                                               3,527          3,555
      Deferred income taxes                                     -          5,134
      Other                                                 5,257          3,399
                                                     ------------   ------------
Total Long-Term Liabilities                               224,352         99,112
                                                     ------------   ------------
TOTAL LIABILITIES                                         260,429        150,393
                                                     ------------   ------------
Commitments and Contingencies (note 3)

Stockholders' Equity:
      Common stock                                              -             10
      Additional paid-in-capital                          171,396        293,460
      Retained earnings                                    30,147         36,875
                                                     ------------   ------------
Total Stockholders' Equity                                201,543        330,345
                                                     ------------   ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $    461,972   $    480,738
                                                     ============   ============

                 See notes to consolidated financial statements.

                 AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC
                        CONSOLIDATED STATEMENTS OF INCOME
                     SIX MONTHS ENDED JUNE 30, 2004 AND 2003

                                                        2004          2003
                                                     ----------    ----------
(In thousands)                                             (UNAUDITED)
REVENUES:
        Casino                                       $   82,391    $   73,998
        Hotel                                            27,723        23,572
        Food and beverage                                33,420        29,847
        Tower, retail and other income                   16,580        14,540
                                                     ----------    ----------
                      Gross Revenues                    160,114       141,957
        Less promotional allowances                      11,745        11,404
                                                     ----------    ----------
NET REVENUES                                            148,369       130,553
                                                     ----------    ----------

COSTS AND EXPENSES:
        Casino                                           31,182        30,620
        Hotel                                            11,536        10,565
        Food and beverage                                23,664        22,133
        Other operating expenses                          6,566         7,291
        Selling, general and administrative              37,327        37,787
        Depreciation and amortization                    12,314        10,272
                                                     ----------    ----------
                      Total Costs and Expenses          122,589       118,668
                                                     ----------    ----------

INCOME FROM OPERATIONS                                   25,780        11,885
                                                     ----------    ----------

OTHER INCOME (EXPENSE):
        Interest income                                     955           270
        Interest expense                                 (9,747)       (2,755)
        Gain (Loss) on sale of assets                       144            85
                                                     ----------    ----------
                      Total Other Expense, net           (8,648)       (2,400)
                                                     ----------    ----------

INCOME BEFORE INCOME TAXES                               17,132         9,485
Provision for Income Taxes                                5,944         4,394
                                                     ----------    ----------
NET INCOME                                           $   11,188    $    5,091
                                                     ==========    ==========

                 See notes to consolidated financial statements.

                 AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC
                        CONSOLIDATED STATEMENTS OF INCOME
                    THREE MONTHS ENDED JUNE 30, 2004 AND 2003

                                                       2004        2003
                                                     --------    --------
(In thousands)                                           (UNAUDITED)
REVENUES:
        Casino                                       $ 39,799    $ 36,145
        Hotel                                          13,835      11,622
        Food and beverage                              16,719      14,745
        Tower, retail and other income                  8,604       7,862
                                                     --------    --------
                      Gross Revenues                   78,957      70,374
        Less promotional allowances                     5,597       5,551
                                                     --------    --------
NET REVENUES                                           73,360      64,823
                                                     --------    --------

COSTS AND EXPENSES:
        Casino                                         15,486      15,233
        Hotel                                           5,940       5,368
        Food and beverage                              12,044      11,453
        Other operating expenses                        3,415       3,766
        Selling, general and administrative            19,147      19,130
        Depreciation and amortization                   6,431       5,005
                                                     --------    --------
                      Total Costs and Expenses         62,463      59,955
                                                     --------    --------

INCOME FROM OPERATIONS                                 10,897       4,868
                                                     --------    --------

OTHER INCOME (EXPENSE):
        Interest income                                   691         189
        Interest expense                               (5,376)     (1,450)
        Gain (Loss) on sale of assets                     148          85
                                                     --------    --------
                      Total Other Expense, net         (4,537)     (1,176)
                                                     --------    --------

INCOME BEFORE INCOME TAXES                              6,360       3,692

Provision for Income Taxes                              1,390       1,993
                                                     --------    --------

NET INCOME                                           $  4,970    $  1,699
                                                     ========    ========

                 See notes to consolidated financial statements.

                AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                   SIX MONTHS ENDED JUNE 30, 2004 AND 2003

                                                                  2004          2003
                                                               ----------    ----------
(In thousands)                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
        Net income                                             $   11,188    $    5,091
        Adjustments to reconcile net income to net cash
          provided by operating activities:
            Depreciation and amortization                          12,314        10,272
            (Gain) Loss on sale or disposal of assets                (144)          (85)
            Provision for deferred income taxes                     2,830             -
            Changes in operating assets and liabilities:
                 Restricted Cash                                     (447)          173
                 Accounts receivable, net                            (498)          415
                 Other current assets                                (678)        1,218
                 Accounts payable - trade                          (2,882)         (494)
                 Accrued expenses                                   2,455         5,613
                                                               ----------    ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                          24,138        22,203
                                                               ----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
        Increase in investments - restricted                           52        (1,000)
        Proceeds from sale of marketable securities                 4,200             -
        Acquisition of property and equipment                      (9,925)       (3,837)
        Related party receivables                                      44           (45)
        Cash proceeds from sale of property and equipment             398            85
                                                               ----------    ----------
NET CASH USED IN INVESTING ACTIVITIES                              (5,231)       (4,797)
                                                               ----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
        Debt issuance and deferred financing costs                 (1,060)            -
        Proceeds from notes payable                               215,000             -
        Member contribution                                        28,219             -
        Capital distribution                                     (187,816)            -
        Payments of related party notes payable                  (101,252)       (2,138)
        Payments on capital lease obligation                          (25)            -
                                                               ----------    ----------
NET CASH (PROVIDED BY) USED IN FINANCING ACTIVITIES               (46,934)       (2,138)
                                                               ----------    ----------

Net increase in cash and cash equivalents                         (28,027)       15,268
Cash and cash equivalents - beginning of period                    77,258        59,343
                                                               ----------    ----------
CASH AND CASH EQUIVALENTS - END OF PERIOD                      $   49,231    $   74,611
                                                               ==========    ==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the period for interest                       $    2,342    $    3,295
                                                               ==========    ==========

NON-CASH INVESTING AND FINANCING ACTIVITIES:
        Net assets contributed by parent                       $    6,886    $        -
                                                               ==========    ==========

        Change in tax asset related to acquisition             $   12,721    $        -
                                                               ==========    ==========

                 See notes to consolidated financial statements.

                 AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                             COMMON        ADDITIONAL       RETAINED       TOTAL
                                                             STOCK       PAID-IN-CAPITAL    EARNINGS       EQUITY
                                                          ------------   ---------------  ------------  ------------
BALANCES AT DECEMBER 31, 2002                             $         10    $    243,750    $     16,193  $    259,953
CHANGE IN DEFERRED TAX ASSET VALUATION ALLOWANCE
  RELATED TO BOOK-TAX DIFFERENCES EXISTING AT TIME
  BANKRUPTCY                                                         -          49,710               -        49,710

NET INCOME                                                           -               -          20,682        20,682
                                                          ------------    ------------    ------------  ------------
BALANCES AT DECEMBER 31, 2003                             $         10    $    293,460    $     36,875  $    330,345
                                                          ============    ============    ============  ============

CANCELLATION OF COMMON SHARES                                      (10)             10               -             -

CHANGE IN DEFERRED TAX ASSET
  RELATED TO ACQUISITION                                             -          12,721               -        12,721

CONTRIBUTIONS                                                        -          35,105               -        35,105

DISTRIBUTIONS                                                        -        (169,900)        (17,916)     (187,816)

NET INCOME                                                           -               -          11,188        11,188

                                                          ------------    ------------    ------------  ------------
BALANCES AT JUNE 30, 2004 (UNAUDITED)                     $          -    $    171,396    $     30,147  $    201,543
                                                          ============    ============    ============  ============

                 See notes to consolidated financial statements.

                 AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE COMPANY

American Casino & Entertainment Properties LLC (ACEP) was formed in Delaware on December 29, 2003. ACEP is comprised of American Casino & Entertainment Properties LLC, American Casino & Entertainment Properties Finance Corp., Stratosphere Corporation and its wholly-owned subsidiaries, Stratosphere Gaming Corporation., Stratosphere Land Corporation, Stratosphere Advertising Agency, Stratosphere Leasing, LLC, and Stratosphere Development, LLC, an entity controlled by Stratosphere Corporation; Arizona Charlie's, LLC,the entity which owns and operates Arizona Charlie Decatur, and its wholly owned subsidiary Jetset Tours, LLC; and Fresca, LLC, the entity which owns and operates Arizona Charlie's Boulder (collectively the "Company"). The Company operates integrated casinos, hotels, a retail and entertainment facility and a 1,149 foot, free-standing observation tower located in Las Vegas, Nevada. All significant intercompany balances and transactions have been eliminated in consolidation.

ACEP owns and operates three gaming and entertainment properties in Las Vegas, Stratosphere, Arizona Charlie's Decatur and Arizona Charlie's Boulder. Pursuant to a membership interest purchase agreement with Mr. Icahn and Starfire Holding Corporation, an entity wholly-owned by Mr. Icahn, ACEP purchased all of the membership interests in Charlie's Holding LLC, a newly-formed entity that owns Arizona Charlie's Decatur and Arizona Charlie's Boulder. The closing of this acquisition was approved by the Nevada Gaming Commission upon the recommendation of the Nevada State Gaming Control Board and was completed on May 26, 2004. The purchase price was $125.9 million. Additionally, pursuant to a contribution agreement with ACEP's direct parent, American Entertainment Properties Corp., and ACEP's indirect parent, American Real Estate Holdings Limited Partnership, or AREH, in which AREH contributed 100% of the outstanding capital stock of Stratosphere Corporation to ACEP. This contribution was approved by the Nevada Gaming Commission upon the recommendation of the Nevada State Gaming Control Board. These transactions represent a merger of entities under the common control of Carl C. Icahn. Accordingly, the historical cost basis of the underlying net assets was retained in the combination for all dates prior to May 26, 2004. These statements were presented on a combined basis. As a result of obtaining the formal approval from the gaming commission, the legal presentation now requires consolidation. Accordingly, the financial statements are referred to as consolidated.

On January 29, 2004, the Company issued $215,000,000 in aggregate principal amount of 7.85% Senior Secured Notes due 2012. The net proceeds from the sale of the notes have been used in connection with the acquisition of three Las Vegas, Nevada gaming and entertainment properties from affiliated parties described above, to repay intercompany debt and for distributions. The notes have a fixed annual interest rate of 7.85%, which will be paid every six months on February 1 and August 1, commencing August 1, 2004. Pending consummation of the acquisitions, the perfection of security interests in the assets of the properties acquired, the receipt of all necessary approvals of the Nevada Gaming Commission upon the recommendation of the Nevada State Gaming Control Board and certain other events, the net proceeds of the offering, together with an additional amount sufficient to fund a special redemption obligation, were held in escrow in a note proceeds account. On May 26, 2004, upon closing of the acquisitions, perfection of such security interests, receipt of necessary approvals of the Nevada Gaming Commission upon the recommendation of the Nevada State Gaming Control Board and certain other events, the funds held in escrow in the note proceeds account and additional cash on hand were used in connection with the acquisitions, to repay intercompany indebtedness, to fund distributions to ACEP's parent company and to pay related fees and expenses.

BASIS OF PRESENTATION

The condensed consolidated financial statements have been prepared in accordance with the accounting policies described in the Company's 2003 audited combined financial statements. Although the Company believes that the disclosures are adequate to make the information presented not misleading, the Company suggests these condensed consolidated financial statements be read in conjunction with the notes to the 2003 audited combined financial statements which appear in that report.

In the opinion of management, the accompanying condensed consolidated financial statements include all adjustments (consisting only of a normal recurring nature) which are necessary for a fair presentation of the

                 AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

results for the interim periods presented. Certain information and footnote disclosures normally included in financial statements have been condensed or omitted pursuant to such rules and regulations of the Securities and Exchange Commission. Interim results are not necessarily indicative of results to be expected for any future interim period or for the entire fiscal year. All significant intercompany accounts and transactions have been eliminated in combination.

RECLASSIFICATIONS

Certain reclassifications have been made to the prior years consolidated financial statements to conform to the current presentation.

(2)   INCOME TAXES

The tax effect of significant temporary differences representing deferred tax assets for the Company principally consist of the excess of tax over book basis of assets due to the write down of assets for book purposes.

(3)   CONTINGENCIES

Tiffiny Decorating Company ("Tiffiny"), a subcontractor to Great Western Drywall ("Great Western"), filed a legal action against Stratosphere Corporation, Stratosphere Development, LLC, American Real Estate Holdings Limited Partnership (Stratosphere Corporation, Stratosphere Development, LLC and American Real Estate Holdings Limited Partnership are herein collectively referred to as the "Stratosphere Parties"), Great Western, Nevada Title and Safeco Insurance, Case No. A443926 in the Eighth Judicial District Court of the State of Nevada. The legal action asserts claims that include breach of contract, unjust enrichment and foreclosure of lien. The Stratosphere Parties have filed a cross-claim against Great Western in that action. Additionally, Great Western has filed a separate legal action against the Stratosphere Parties setting forth the same disputed issues. That separate action, Case No. A448299 in the Eighth Judicial Court of the State of Nevada has been combined with the case brought by Tiffiny.

The initial complaint brought by Tiffiny asserts that Tiffiny performed certain services on construction at the Stratosphere and was not fully paid for those services. Tiffiny claims the sum of $521,562 against Great Western, the Stratosphere Parties, and the other defendants, which the Stratosphere Parties contend have been paid to Great Western for payment to Tiffiny.

Great Western is alleging that it is owed payment from the Stratosphere Parties for work performed and for delay and disruption damages. Great Western is claiming damages in the sum of $3,935,438 plus interest, costs and legal fees from the Stratosphere Parties. This amount apparently includes the Tiffiny claim.

The Stratosphere Parties have evaluated the project and have determined that the amount of $1,004,059, of which $195,953 and $371,973 were disbursed on October 29, 2002 to Tiffiny and Great Western, respectively, is properly due and payable to satisfy all claims for the work performed, including the claim by Tiffiny. The remaining amount has been segregated in a separate interest bearing account and is classified in Accounts Payable - Construction on the Combined Balance Sheet. As a result, the Great Western base claim has been reduced to $3,213,579, the Tiffiny base claim has been reduced to $327,434 and the escrow balance has been reduced to $446,379.

The Early Case Conference in the Tiffiny case has already been concluded and initial documents and witnesses have been exchanged which has been the discovery to date. However, it is not possible to give an opinion as to probable outcome of the action. The case will proceed with discovery from this point forward until such time as a resolution is reached or the matter is brought to trial. The matter was preliminarily set for trial on April 14, 2003 but has been continued to February 25, 2005. The Stratosphere Parties intend to vigorously defend the action for claims in excess of $1,004,059.

                 AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In addition, in the ordinary course of business, the Company is party to various legal actions. In management's opinion, the ultimate outcome of such legal actions will not have a material effect on the results of operations or the financial position of the Company.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

      We own and operate three gaming and entertainment properties in the Las Vegas metropolitan area. The three properties are the Stratosphere, Arizona Charlie's Decatur and Arizona Charlie's Boulder. Each of our properties offers customers a value-oriented experience by providing competitive odds in our casinos, high-quality rooms in our hotels, award-winning dining facilities and, at the Stratosphere, an offering of entertainment attractions found nowhere else in Las Vegas.

      A majority of our revenues are generated by our casino operations. Two of our key drivers of gaming revenues are average win per slot machine per day and average win per table game per day. In order to increase these amounts and therefore, our casino revenues, we seek to increase customer traffic to our properties.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2004 COMPARED TO SIX MONTHS ENDED JUNE 30, 2003

      Gross revenues for the six months ended June 30, 2004 were $160.1 million, an increase of $18.2 million, or 12.8% over the six months ended June 30, 2003. Gross revenues at the Stratosphere Casino Hotel & Tower for the six months ended June 30, 2004 were $97.7 million, or 61.0% of gross revenues, an increase of $9.5 million, or 10.7% over the six months ended June 30, 2003. Promotional allowances at the Stratosphere decreased 8.5% resulting in an increase in net revenues of $10.0 million or 12.3%. Gross revenues at Arizona Charlie's Decatur for the six months ended June 30, 2004 were $40.9 million, or 25.5% of gross revenues, an increase of $4.0 million, or 10.9%, as compared to the prior year period. This increase was primarily due to an increase in casino revenues for the six months ended June 30, 2004 compared to the six months ended June 30, 2003. Gross revenues at Arizona Charlie's Boulder for the six months ended June 30, 2004 were $21.6 million, or 13.5% of gross revenues, an increase of $4.6 million, or 27.5% over the prior year period. This increase was primarily due to an increase in slot revenues.

CASINO REVENUES

      Casino revenues during the six months ended June 30, 2004 totaled $82.4 million, or 51.5% of total revenues. This is an increase of $8.4 million, or 11.3%, as compared to the six months ended June 30, 2003. Slot machine revenues were $66.3 million, or 80.5% of total casino revenues, and table game revenues were $12.8 million, or 15.5% of casino revenues for the six months ended June 30, 2004 as compared to slot machine revenues of $59.9 million and table games revenues of $11.8 million for the six months ended June 30, 2003.

      Casino revenues at the Stratosphere for the six months ended June 30, 2004 were $36.0 million, an increase of $2.3 million, or 6.9%, over the six months ended June 30, 2003, of which slot machine revenues were $24.9 million, or 69.2% of its casino revenues, and table game revenues were $10.1 million, or 27.9% of its casino revenues. For the six months ended June 30, 2003, Stratosphere had slot machine revenues of $23.7 million and table games revenues of $9.3 million. Average win per slot machine per day at Stratosphere for the six months ended June 30, 2004 was $102.32 as compared to $89.17 for the six months ended June 30, 2003. This was due to a 4.5% decrease in the number of units compared to the prior year period combined with an increase in floor traffic.

      Casino revenues at Arizona Charlie's Decatur were $31.5 million for the six months ended June 30, 2004 as compared to $29.0 million for the six months ended June 30, 2003. For the six months ended June 30, 2004, slot machine revenue was $28.2 million, or 89.6% of its casino revenues, and table game revenues were $1.6 million, or 5.1% of casino revenues. For the six months ended June 30, 2003, at Arizona Charlie's Decatur slot machine revenue was 90.7% of casino revenues and table game revenues were 5.0% of casino revenues. Average win per slot machine per day at Arizona Charlie's Decatur increased from $104.52 for the six months ended June 30, 2003 to $123.76 for the six months ended June 30, 2004 due to a 3.3% decrease in the number of units compared to the prior year period combined with an increase in floor traffic.

      Casino revenues at Arizona Charlie's Boulder for the six months ended June 30, 2004 were $14.8 million, an increase of $3.6 million as compared to $11.3 million for the six months ended June 30, 2003. Slot revenues were $13.2 million, or 88.6% of its casino revenues and table game revenues were $1.1million or 7.5% of its casino revenues for the six months ended June 30, 2004 as compared to $10.0 million and $1.1 million, respectively, for the six months ended June 30, 2003. Average win per slot machine per day for the six months ended June 30, 2004 was $106.22, as compared to $76.95 for the prior year period due to an increase in floor traffic.

NON-CASINO REVENUES

      Hotel revenues for the six months ended June 30, 2004 were $27.7 million or 17.3% of total revenues. This represented an increase of $4.2 million, or 17.6% from hotel revenues for the six months ended June 30, 2003. Hotel revenues at the Stratosphere totaled $23.4 million for the six months ended June 30, 2004 as compared to $20.2 million for the six months ended June 30, 2003, an increase of 16.1%. Stratosphere hotel occupancy during the period was 92.4%, as compared to 88.1% for the six months ended June 30, 2003. Average daily room rate, or ADR, for the Stratosphere, increased from $51.78 for the six months ended June 30, 2003 to $57.03 for the six months ended June 30, 2004 due to an increase in room demand. Hotel revenues at Arizona Charlie's Decatur totaled $2.1 million for the six months ended June 30, 2004, an increase of $0.4 million, or 23.6%, from hotel revenues for the six months ended June 30, 2003. Occupancy increased from 85.0% for the six months ended June 30, 2003 to 90.8% for the six months ended June 30, 2004. Average daily rate for Arizona Charlie's Decatur increased for the six months ended June 30, 2004 by 15.2% to $49.55. Hotel revenues at Arizona Charlie's Boulder increased $0.5 million, or 29.2% to $2.2 million for the six months ended June 30, 2004. Occupancy increased from 51.8% for the six months ended June 30, 2003 to 62.8% for the six months ended June 30, 2004. Average daily rate at Arizona Charlie's Boulder increased for the six months ended June 30, 2004 by 14.7% to $48.44.

      Food and beverage revenues for the six months ended June 30, 2004 totaled $33.4 million, or 20.9% of total revenues, as compared to $29.8 million and 21.0% of total revenues for the six months ended June 30, 2003 . Food and beverage revenues at the Stratosphere increased 10.4% from $21.1 million for the six months ended June 30, 2003 to $23.3 million for the six months ended June 30, 2004. This was due to a 4.7% increase in food covers and price increases at several venues at the Stratosphere. Food and beverage revenues at Arizona Charlie's Decatur increased 18.0% to $6.1 million for the six months ended June 30, 2004. This increase was due to a 7.7% increase in covers and increased prices. Food and beverage revenues at Arizona Charlie's Boulder increased $0.4 million, or 12.5% to $4.0 million for the six months ended June 30, 2004.

      Tower, retail and other revenues increased $2.0 million, or 14.0% for the six months ended June 30, 2004. Tower, retail and other revenues at Stratosphere increased 13.0%, from $13.2 million in the six months ended June 30, 2003 to $14.9 million for the six months ended June 30, 2004. Tower revenue increased $1.8 million, primarily due to the opening of our new thrill ride. Other operations decreased by $0.1 million due to less entertainment revenue. Retail and other revenues at Arizona Charlie's Decatur increased $0.2 million to $1.2 million and retail and other revenues at Arizona Charlie's Boulder increased $0.1 million to $0.5 million for the six months ended June 30, 2004.

PROMOTIONAL ALLOWANCES

      Promotional allowances represent the retail value of rooms, food and beverage, and other items that are provided to customers on a complimentary basis. Promotional allowances for the six months ended June 30, 2004 totaled $11.7 million, or 7.3% of gross revenues, as compared to $11.4 million, or 8.0% of gross revenues for the six months ended June 30, 2003. Promotional allowances at the Stratosphere were

$6.0 million, or 6.2% of its gross revenues, for the six months ended June 30, 2004, a decrease of 8.5% from $6.6 million, or 7.5% of its gross revenues for the six months ended June 30, 2003. This decrease was due primarily to less aggressive promotional policies. Promotional policies at Arizona Charlie's Decatur were more aggressive for the six months ended June 30, 2004 with an increase of $0.5 million to $3.6 million in allowances, or 8.8% of its gross revenues as compared to 8.3% of its gross revenues for the six months ended June 30, 2003. Promotional allowances for the six months ended June 30, 2004 at Arizona Charlie's Boulder were $2.1 million, or 9.9% of gross revenues, as compared to 10.4% for the six months ended June 30, 2003.

OPERATING EXPENSES

      Casino expense for the six months ended June 30, 2004 totaled $31.2 million or 37.8% of total casino revenues as compared to $30.6 million, or 41.4% of total casino revenues, for the six months ended June 30, 2003. Casino operating expenses were primarily comprised of salaries, wages and benefits, and operating expenses of the casinos. Casino operating expenses at the Stratosphere were $15.0 million, or 41.5% of its casino revenues, for the six months ended June 30, 2004 as compared to $14.8 million, or 43.7% of its casino revenues, for the six months ended June 30, 2003. This increase of $0.2 million, or 1.4%, in casino operating expenses is due primarily to increased revenue taxes relating to higher gaming revenues. Casino expenses at Arizona Charlie's Decatur decreased $0.1 million, or 1.7% of its casino revenues for the six months ended June 30, 2004. Casino expenses at Arizona Charlie's Boulder increased $0.5 million, or 7.9%, but were only 42.0% of its casino revenues for the six months ended June 30, 2004 as compared to 51.3% of casino revenues for the six months ended June 30, 2003. This is primarily due to a reduction in the cost of employee benefits.

      Selling, general and administrative expenses decreased $0.5 million or 1.2% for the six months ended June 30, 2004. Selling, general and administrative expenses at the Stratosphere were $22.7 million, or 23.3% of its gross revenues, for the six months ended June 30, 2004 as compared to $22.3 million, or 25.3% of its gross revenues, for the six months ended June 30, 2003. This decrease of $0.4 million, or 1.8%, in selling, general and administrative expenses was due primarily to a decrease in complimentaries. Selling, general and administrative expenses at Arizona Charlie's Decatur were $9.1 million, or 22.3% of its gross revenues for the six months ended June 30, 2004 as compared to $9.4 million, or 25.4% of its gross revenues for the six months ended June 30, 2003. Selling, general and administrative expenses at Arizona Charlie's Boulder totaled $5.5 million, or 25.4% of gross revenues for the six months ended June 30, 2004 as compared to $6.1 million or 35.9% of gross revenues, for the six months ended June 30, 2003.

INCOME FROM OPERATIONS

      Income from operations for the six months ended June 30, 2004 was $25.8 million, an increase of $13.9 million, or 116.9% from the six months ended June 30, 2003. Income from operations at the Stratosphere for the six months ended June 30, 2004 was $15.6 million as compared to $8.0 million for the six months ended June 30, 2003. This increase of $7.6 million, or 94.4%, was due to increased revenues and cost containment programs. Income from operations at Arizona Charlie's Decatur for the six months ended June 30, 2004 was $8.5 million as compared to $6.8 million for the six months ended June 30, 2003. This increase of $1.7 million, or 24.8%, was due to increased slot revenues. Income from operations at Arizona Charlie's Boulder for the six months ended June 30, 2004 was $1.7 million as compared to a loss of $2.9 million for the six months ended June 30, 2003. This increase was primarily due to increased slot revenues and reduced selling, general, and administrative expenses.

QUARTER ENDED JUNE 30, 2004 COMPARED TO QUARTER ENDED JUNE 30, 2003

      Gross revenues for the quarter ended June 30, 2004 were $78.9 million, an increase of $8.6 million, or 12.2% over the quarter ended June 30, 2003. Gross revenues at the Stratosphere for the quarter ended June 30, 2004 were $48.6 million, or 61.6% of gross revenues, an increase of $4.4 million as compared to revenues for the quarter ended June 30, 2003. Promotional allowances decreased 16.4% resulting in an increase in net revenues of $5.0 million or 12.1%. Gross revenues at Arizona Charlie's Decatur for the quarter ended June 30, 2004 were $19.9 million, or 25.2% of gross revenues, an increase of

$1.9 million, or 10.6%, as compared to the prior year period. This increase was primarily due to an increase in casino revenues for the quarter ended June 30, 2004 compared to the quarter ended June 30, 2003. Gross revenues at Arizona Charlie's Boulder were $10.4 million, or 13.2% of revenues, an increase of $2.2 million, or 27.1% over the prior year period. This increase was primarily due to an increase in slot revenues.

CASINO REVENUES

      Casino revenues during the quarter ended June 30, 2004 totaled $39.8 million, or 50.4% of total revenues. This in an increase of $3.7 million, or 10.1%, as compared to the quarter ending June 30, 2003. Slot machine revenues were $32.7 million, or 82.2% of total casino revenues, and table game revenues were $5.9 million, or 14.8% of casino revenues for the quarter ended June 30, 2004 as compared to slot machine revenues of $29.9 million and table game revenues of $5.4 million for the quarter ended June 30, 2003.

      Casino revenues at the Stratosphere for the quarter ended June 30, 2004 were $17.3 million, an increase of $1.0 million, or 5.8%, over the quarter ended June 30, 2003, of which slot machine revenues were $12.3 million, or 71.3% of its casino revenues, and table game revenues were $4.7 million, or 27.1% of its casino revenues. For the quarter ended June 30, 2003, Stratosphere had slot machine revenues of $11.7 million and table game revenues of $4.3 million. Average win per slot machine per day at Stratosphere for the quarter ended June 30, 2004 was $99.38 as compared to $89.98 for the quarter ended June 30, 2003. This was due to an increase in floor traffic.

      Casino revenues at Arizona Charlie's Decatur were $15.3 million for the quarter ended June 30, 2004 as compared to $14.2 million for the quarter ended June 30, 2003. For the quarter ended June 30, 2004, slot machine revenue was $13.8 million, or 90.5% of its casino revenues, and table game revenues were $.7 million, or 4.5% of casino revenues. For the quarter ended June 30, 2003, at Arizona Charlie's Decatur slot machine revenue was 92.0% of casino revenues and table game revenues were 4.6% of casino revenues. Average win per slot machine per day at Arizona Charlie's Decatur increased from $103.76 for the quarter ended June 30, 2003 to $121.56 for the quarter ended June 30, 2004.

      Casino revenues at Arizona Charlie's Boulder for the quarter ended June 30, 2004 were $7.2 million, an increase of $1.6 million as compared to $5.5 million the quarter ended June 30, 2003. Slot revenues were $6.5 million, or 90.9% of its casino revenues and table game revenues were $.5 million or 6.9% of its casino revenues for the quarter ended June 30, 2004 as compared to $5.1 million and $.5 million, respectively, for the quarter ended June 30, 2003. Average win per slot machine per day for the quarter ended June 30, 2004 was $107.02, as compared to $75.84 the prior year due to an increase in floor traffic.

NON-CASINO REVENUES

      Hotel revenues for the quarter ended June 30, 2004 were $13.8 million or 17.5% of total revenues. This represented an increase of $2.2 million, or 19.0%, from hotel revenues for the quarter ended June 30, 2003. Hotel revenues at the Stratosphere totaled $11.8 million for the quarter ended June 30, 2004 as compared to $10.0 million for the quarter ended June 30, 2003, an increase of 17.4%. Stratosphere hotel occupancy during the period was 94.7%, as compared to 87.3% for the quarter ended June 30, 2003. Average daily room rate, or ADR, increased from $51.66 for the quarter ended June 30, 2003 to $55.92 for the quarter ended June 30, 2004 due to an increase in room demand. Hotel revenues at Arizona Charlie's Decatur totaled $1.0 million for the quarter ended June 30, 2004, an increase of $.2 million or 24.8% from hotel revenues for the quarter ended June 30, 2003. Occupancy increased from 81.5% for the quarter ended June 30, 2003 to 88.9% for the quarter ended June 30, 2004. Average daily rate increased for the quarter ended June 30, 2004 by 14.5% to $50.19. Hotel revenues at Arizona Charlie's Boulder increased $.3 million, or 34.6% to $1.0 million for the quarter ended June 30, 2004. Occupancy increased from 46.7% for the quarter ended June 30, 2003 to 57.7% for the quarter ended June 30, 2004. Average daily rate increased for the quarter ended June 30, 2004 by 20.0% to $50.47.

      Food and beverage revenues for the quarter ended June 30, 2004 totaled $16.7 million or 21.2% of total revenues, as compared to $14.7 million and 21.0% for the quarter ended June 30, 2003. Food and beverage revenues at the Stratosphere increased 10.3% from $10.6 million for the quarter ended June 30, 2003 to $11.7 million for the quarter ended June 30, 2004. This was due to a 7.8% increase in food covers and price increases at several venues. Food and beverage revenues at Arizona Charlie's Decatur increased 24.8% to $3.0 million for the quarter ended June 30, 2004. This increase was due to a 12.5% increase in covers and increased prices. Food and beverage revenues at Arizona Charlie's Boulder increased $.3 million, or 16.5% to $1.9 million for the quarter ended June 30, 2004.

      Tower, retail and other revenues increased $.7 million, or 9.4% for the quarter ended June 30, 2004. Tower, retail and other revenues at Stratosphere increased 9.0%, from $7.1 million in the quarter ended June 30, 2003 to $7.8 million for the quarter ended June 30, 2004. Tower revenue increased $1.0 million, primarily due to the opening of our new thrill ride. Other operations decreased by $0.3 million due to less entertainment revenue. Retail and other revenues at Arizona Charlie's Decatur remained flat at $.5 million and retail and other revenues at Arizona Charlie's Boulder remained flat at $.3 million for the quarter ended June 30, 2004.

PROMOTIONAL ALLOWANCES

      Promotional allowances represent the retail value of rooms, food and beverage, and other items that are provided to customers on a complimentary basis. Promotional allowances for the quarter ended June 30, 2004 totaled $5.6 million or 7.1% of gross revenues as compared to $5.6 million, or 7.9% for the quarter ended June 30, 2003. Promotional allowances at the Stratosphere were $2.7 million, or 5.5% of its gross revenues, for the quarter ended June 30, 2004, a decrease of 16.4% from $3.2 million, or 7.3% of its gross revenues for the quarter ended June 30, 2003. This decrease was due primarily to less aggressive promotional policies. Promotional policies at Arizona Charlie's Decatur were more aggressive for the quarter ended June 30, 2004 with an increase of $.3 million to $1.8 million in allowances, 9.2% of its gross revenues as compared to 8.4% for the quarter ended June 30, 2003. Promotional allowances for the quarter ended June 30, 2004 at Arizona Charlie's Boulder were $1.1 million, or 10.2% of gross revenues as compared to 10.1% for the quarter ended June 30, 2003.

OPERATING EXPENSES

      Casino expense for the quarter ended June 30, 2004 totaled $15.5 million, or 38.9% of total casino revenues as compared to $15.2 million, or 42.1% of revenues, for the quarter ended June 30, 2003. Casino operating expenses were primarily comprised of salaries, wages and benefits, and operating expenses of the casinos. Casino operating expenses at the Stratosphere were $7.3 million, or 42.1% of its casino revenues, for the quarter ended June 30, 2004 as compared to $7.2 million, or 43.9% of its casino revenues, for the quarter ended June 30, 2003. This increase of $.1 million or 1.6% in casino operating expenses is due primarily to increased revenue taxes relating to higher gaming revenues. Casino expenses at Arizona Charlie's Decatur decreased $.2 million, or 3.2% for the quarter ended June 30, 2004. Casino expenses at Arizona Charlie's Boulder increased $.3 million or 10.3% but were only 44.7% of its casino revenues for the quarter ended June 30, 2004 as compared to 52.6% for the quarter ended June 30, 2003. This is primarily due to a reduction in the cost of employee benefits.

      Selling, general and administrative expenses remained flat at $19.1 million for the quarter ended June 30, 2004. Selling, general and administrative expenses at the Stratosphere were $11.7 million, or 24.1% of its gross revenues, for the quarter ended June 30, 2004 as compared to $11.8 million, or 26.8% of its gross revenues, for the quarter ended June 30, 2003. This decrease of $.1 million or 1.1% in operating expenses was due primarily to a decrease in complimentaries. Selling, general and administrative expenses at Arizona Charlie's Decatur were $4.7 million, or 23.5% of its gross revenues for the quarter ended June 30, 2004 as compared to $4.5 million, or 25.1% of its gross revenues for the quarter ended June 30, 2003. Selling, general and administrative expenses at Arizona Charlie's Boulder totaled $2.8 million, or 26.5% of gross revenues for the quarter ended June 30, 2004 as compared to $2.8 million or 34.1% of gross revenues, for the quarter ended June 30, 2003.

INCOME FROM OPERATIONS

      Income from operations for the quarter ended June 30, 2004 was $10.9 million, an increase of $6.0 million, or 123.9% from the quarter ended June 30, 2003. Income from operations at the Stratosphere for the quarter ended June 30, 2004 was $7.3 million as compared to $3.4 million for the quarter ended June 30, 2003. This increase of $3.8 million or 111.5% was due to increased revenues and cost containment programs. Income from operations at Arizona Charlie's Decatur for the quarter ended June 30, 2004 was $3.3 million as compared to $3.1 million for the quarter ended June 30, 2003. This increase of $0.2 million or 5.2% was due to increased slot revenues. Income from operations at Arizona Charlie's Boulder for the quarter ended June 30, 2004 was $0.3 million as compared to a loss of $1.7 million the quarter ended June 30, 2003. This increase was primarily due to increased slot revenues and reduced selling, general and administrative expenses.

LIQUIDITY AND CAPITAL RESOURCES

      We completed the acquisitions of three Las Vegas, Nevada gaming and entertainment properties from affiliated parties on May 26, 2004. We applied the net proceeds from the offering of our $215 million principal amount of 7.85% senior secured notes due 2012 to pay the acquisition price for two of the properties, repay indebtedness owed to our parent, to make a distribution to our parent and to pay fees and expenses of the offering.

      Pending consummation of the acquisitions, the perfection of security interests in the assets of the properties acquired, the receipt of all necessary approvals of the Nevada Gaming Commission upon the recommendation of the Nevada State Gaming Control Board and certain other events, the net proceeds of the offering, were held in escrow in a note proceeds account, together with an additional amount sufficient to fund a special redemption obligation if, among other things, the acquisitions were not completed by August 31, 2004. Upon closing of the acquisitions, perfection of such security interests, receipt of necessary approvals of the Nevada Gaming Commission upon the recommendation of the Nevada State Gaming Control Board and such other events, the funds held in escrow in the note proceeds account and additional cash on hand were used in connection with the acquisitions, to repay intercompany indebtedness, to fund distribution to our parent company and to pay related fees and expenses.

      At June 30, 2004, we had cash and cash equivalents of $49.2 million. Upon the release of funds from the escrow account, we retained an amount equal to accrued interest through the date of release, May 26, 2004, plus an amount equal to estimated unpaid fees and expenses related to the notes offering. Our capital expenditures for 2003 were $33.5 million. We currently anticipate capital expenditures for 2004 and 2005 to be approximately $15.0 million for each year.

      We expect to fund our operating and capital needs, as currently contemplated, with operating cash flows and, if necessary, borrowings under our senior secured revolving credit facility entered into by American Casino & Entertainment Properties LLC, as borrower, and certain of its subsidiaries, as guarantors. The senior secured revolving credit facility allows for borrowings of up to $20.0 million, subject to us complying with financial and other covenants, until January 29, 2008.

      We met our capital requirements in 2003 through net cash from operating activities. For the six months ended June 30, 2004, net cash provided by operating activities totaled approximately $24.1 million and cash used for investing activities totaled $5.2 million, compared to approximately $22.2 million provided by operating activities and $4.8 million used in investing activities for the six months ended June 30, 2003.

      Management believes borrowings available under the senior secured revolving credit facility and operating cash flows will be adequate to meet our anticipated future requirements for working capital, capital expenditures and scheduled interest payments on the notes and under the senior secured revolving credit facility, lease payments and other permitted indebtedness at least through the next twelve months. Although no additional financing is currently contemplated, we will seek, if necessary and to the extent permitted under the indenture governing the notes and the terms of the senior secured revolving credit facility, additional financing through bank borrowings or debt or equity financings. However, additional financing, if needed, may not be available to us, or if available, the financing may not be on terms favorable to us. Our estimates of our reasonably anticipated liquidity needs may not be accurate and new business developments or other unforeseen events may occur, resulting in the need to raise additional funds.

      The following table summarizes contractual obligations and commitments to make future payments under certain contracts, including long-term debt obligations, and operating leases at June 30, 2004.

                                                          PAYMENTS DUE BY PERIOD
                                          ----------------------------------------------------
                                                     LESS THAN                         AFTER
CONTRACTUAL OBLIGATIONS AND COMMITMENTS     TOTAL     1 YEAR    1-3 YEARS  4-5 YEARS  5 YEARS
---------------------------------------   --------   ---------  ---------  ---------  --------
                                                           (IN THOUSANDS)
Long-term debt ........................   $215,000   $     --   $     --   $     --   $215,000
Capital leases ........................     11,358        665      1,995      1,288      7,362
                                          --------   --------   --------   --------   --------
Total cash obligations ................   $226,358   $    665   $  1,995   $  1,337   $222,362
                                          ========   ========   ========   ========   ========

QUALITATIVE AND QUANTITATIVE INFORMATION ABOUT MARKET RISK

      Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary exposure to market risk is interest rate risk associated with our long-term debt.

      As of March 31, 2004, Stratosphere had an intercompany note payable to AREH of $76.3 million, which bore interest at a rate of 90-day LIBOR plus a spread of 3.0%. Upon the closing of the acquisitions, we repaid this note. All of our debt is at a fixed rate of interest. We can borrow, from time to time, up to $20.0 million under the senior secured revolving credit facility for working capital purposes. At March 31, 2004, we could not borrow under the facility, pending completion of the acquisitions. At June 30, 2004, there was not any amount outstanding under the facility.

      The fair value of our long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to us for debt of the same remaining maturities. Based on the borrowing rates currently available to us for debt with similar terms and average maturities, the estimated fair value of long-term debt outstanding is approximately $219 million as of June 30, 2004.

      We do not invest in derivative financial instruments, interest rate swaps or other investments that alter interest rate exposure.

FORWARD-LOOKING STATEMENTS

      We are including the following cautionary statement in this report to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of us. With the exception of historical matters, the matters discussed in this report are forward looking statements. Forward-looking statements may relate to, among other things, future performance generally, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and competition. When we use the words "believe," "intend," "expect," "may," "will," "should," "anticipate," "could," "estimate," "plan," "predict," "project," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements.

      We warn you that forward-looking statements are only predictions. Actual events or results may differ as a result of risks that we face, including those set forth in the section of American Casino & Entertainment Properties LLC and American Casino & Entertainment Properties Finance Corp.'s Form S-4 filed with the Securities and Exchange Commission on August 12, 2004, and any pre-effective and post-effective amendments filed, thereto. These risks, uncertainties and contingencies include, but are not limited to, the following:

      -     We face substantial competition in the hotel and casino industry.

      - We compete with the continued growth of gaming on Native American tribal lands, particularly in California.

      - The existence of legalized gambling in other jurisdictions may reduce the number of visitors to Las Vegas.

      - The gaming industry is highly regulated and the Nevada gaming authorities and state and municipal licensing authorities have significant control over our operations.

      - Potential changes in the tax or regulatory environment could increase our expenses and reduce our cash flow.

      - Economic downturns, terrorism and the uncertainty of war, as well as other factors affecting discretionary consumer spending, could reduce the number of our visitors or the amount of money visitors spend at our casinos.

      - Our properties rely exclusively on the Las Vegas economic market, and changes adversely impacting that market could reduce our revenue and cash flow.

      - Our properties use significant amounts of electricity, natural gas and other forms of energy, and energy price increases may reduce our working capital.

      - Our properties use significant amounts of water and a water shortage may adversely affect our operations.

      - The loss of management and other key personnel could significantly harm our business, and the quality of individuals hired for positions in the hotel and gaming operations will be critical to the success of our business.

      - The opening of the Las Vegas Monorail may divert customers from our properties to other competitors whose properties are more conveniently accessed by the monorail system.

      - An increase in the cost of health care benefits could have a negative impact on our profitability.

      - We may incur higher costs or work slow-downs or stoppages due to union activities in Las Vegas.

      - Our stockholder and its control person could exercise its influence over us to your detriment.

      - We are heavily dependent on the Stratosphere for a large percentage of our operating cash flow and Arizona Charlie's Boulder has a history of negative operating cash flow.

      - Our reliance on slot machine revenues and the concentration of manufacturing of slot machines in certain companies could impose additional costs on us.

      -     We may be subject to the pension liabilities of our affiliates.

      - Our insurance coverage may not be adequate to cover all possible losses that the Stratosphere, Arizona Charlie's Decatur and Arizona Charlie's Boulder could suffer. In addition, our insurance costs may increase and we may not be able to obtain the same insurance coverage in the future.

      - Our substantial indebtedness could reduce our cash flow and prevent us from fulfilling our obligations under the notes.

      - Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

      - The terms of the senior secured revolving credit facility and other agreements we may enter into may restrict our current and future operations, particularly our ability to respond to changes or to take some actions.

      - Our failure to comply with the covenants contained in the senior secured revolving credit facility, the indenture governing the notes or any other agreement governing our first-priority lien debt, including our failure as a result of events beyond our control, could result in an event of default, which would materially and adversely affect our financial condition.

      - To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

      - We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

      Forward-looking statements speak only as of the date they were made and we undertake no obligation to update them.